Filed Pursuant to Rule 433

Registration Statement No. 333-229396

Pricing Term Sheet

¥160,000,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥40,000,000,000 0.173% Senior Notes due 2026

¥80,000,000,000 0.437% Senior Notes due 2031

¥40,000,000,000 0.969% Senior Notes due 2041

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	April 8, 2021
Settlement Date:	April 15, 2021 (T+5)
Expected Ratings*:	Aa2/AA

Title of Securities:	0.173% Senior Notes due 2026 (the “2026 Notes”) 0.437% Senior Notes due 2031 (the “2031 Notes”) 0.969% Senior Notes due 2041 (the “2041 Notes”)

Principal Amount:	¥40,000,000,000 (2026 Notes) ¥80,000,000,000 (2031 Notes) ¥40,000,000,000 (2041 Notes)

Maturity Date:	April 15, 2026 (2026 Notes) April 15, 2031 (2031 Notes) April 15, 2041 (2041 Notes)

Issue Price (Price to Public):	100% of face amount (2026 Notes) 100% of face amount (2031 Notes) 100% of face amount (2041 Notes)

Gross Spread:	18 bps (2026 Notes) 30 bps (2031 Notes) 50 bps (2041 Notes)

Proceeds to Issuer:	¥159,488,000,000

Interest Rate:	0.173% per annum (2026 Notes) 0.437% per annum (2031 Notes) 0.969% per annum (2041 Notes)

Reference Rate:	0.003% (2026 Notes) 0.137% (2031 Notes) 0.419% (2041 Notes)

Spread to Reference Rate:	17 bps (2026 Notes) 30 bps (2031 Notes) 55 bps (2041 Notes)

Yield:	0.173% (2026 Notes) 0.437% (2031 Notes) 0.969% (2041 Notes)

Day Count Convention:	30/360

Interest Payment Dates:	Semi-annually on April 15 and October 15 of each year commencing October 15, 2021

Redemption:	The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated March 29, 2021

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

CUSIP:	084670 CU0 (2026 Notes) 084670 CW6 (2031 Notes) 084670 CZ9 (2041 Notes)

Common Code:	232901462 (2026 Notes) 232901497 (2031 Notes) 232901535 (2041 Notes)

ISIN:	XS2329014620 (2026 Notes) XS2329014976 (2031 Notes) XS2329015353 (2041 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Other Information
Joint Book-Running Managers:	J.P. Morgan Securities plc Merrill Lynch International Mizuho Securities USA LLC

The Preliminary Prospectus Supplement dated March 29, 2021 is hereby updated to reflect the following changes:

No Par Call

The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation. As a result, the section “Description of the Notes—Optional Redemption” and all other references to Optional Redemption in the Preliminary Prospectus Supplement will be removed.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

UK MiFIR professionals/ECPs-only/No EEA or UK PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA or in the United Kingdom, respectively.

Settlement Period: The closing will occur on April 15, 2021, which will be more than two Tokyo business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc collect at +44-207-134-2468, Merrill Lynch International toll-free at +1-800-294-1322 or Mizuho Securities USA LLC toll-free at (866) 271-7403.